ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of March 1, 2023, by and between LINICO CORPORATION, a Nevada corporation ("Seller"), and AMERICAN BATTERY TECHNOLOGY COMPANY, a Nevada corporation ("Purchaser").

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets, upon the terms and subject to the conditions of this Agreement (such purchase and sale, the "Acquisition").

Concurrently with Purchaser's and Seller's entry into this Agreement, Purchaser and Seller are entering into a Membership Interest Purchase Agreement whereby Purchaser would acquire 100% of the ownership interests in Aqua Metals Transfer, LLC, a newly-formed Nevada limited liability company, the sole assets of which will be the real property located in Storey County, Nevada, having an address of 2500 Peru Drive, McCarran, NV, the building and improvements thereon and certain other associated rights and assets (such agreement, the "Land Sale Agreement").

Accordingly, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Acquired Assets

SECTION 1.01 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.01), Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall purchase from Seller, the Acquired Assets (as defined in Section 1.02(a)), for (i) an aggregate purchase price of $6,000,000 (the "Purchase Price"), payable as set forth in Section 2.02, and (ii) the assumption of the Assumed Liabilities (as defined in Section 1.03(a)) (such purchase, sale, and assumption, the "Acquisition").

SECTION 1.02 Acquired Assets and Excluded Assets. (a) The term "Acquired Assets" means all the following assets of Seller as of the Closing and listed in Schedule 1.02 (a):

(i) all listed tangible equipment and personal property and interests therein; and

(ii) all rights, claims, and credits to the extent relating to any other Acquired Asset or any Assumed Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities, and similar rights in favor of Seller in respect of any other Acquired Asset or any Assumed Liability.

(b) The term "Excluded Assets" means:

(i) all assets identified on Schedule 1.02(b);

(ii) all cash and cash equivalents of Seller;

(iii) all rights, claims and credits of Seller to the extent relating to any other Excluded Asset or any Excluded Liability (as defined in Section 1.03(b)), including any such items arising under insurance policies and all guarantees, warranties, indemnities, and similar rights in favor of Seller in respect of any other Excluded Asset or any Excluded Liability; and

(iv) all rights of Seller under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement (the "Ancillary Agreements").

SECTION 1.03 Assumption of Certain Liabilities. (a) If and to the extent that Purchaser agrees in writing to assume, and Seller agrees in writing to assign, any contract relating to the Acquired Assets, then from and after the date of such mutually agreed assignment, Purchaser shall pay, perform, and discharge when due, all the liabilities, obligations, and commitments of Seller under such assigned contracts to the extent such liabilities, obligations, and commitments relate to the period from and after the date of such mutually agreed assignment (the "Assumed Liabilities").

(b) Notwithstanding, any other provision of this Agreement, Purchaser shall not assume any liabilities, obligations, and commitments of Seller other than those described in Section 1.03(a), each of which shall be retained and paid, performed and discharged when due by Seller (such retained liabilities, the "Excluded Liabilities").

(c) Seller represents that at the Closing Purchaser will acquire the Acquired Assets free and clear of all liabilities, obligations, and commitments of Seller, other than the Assumed Liabilities, and free and clear of all Liens (as defined in Section 3.06), other than Permitted Liens (as defined in Section 3.06).

SECTION 1.04 Consents of Third Parties. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of Seller or, upon transfer, Purchaser under such asset. If any transfer or assignment by Seller to, or any assumption by Purchaser of, any interest in, or liability, obligation, or commitment under, any asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained.

(b) If any such consent is not obtained prior to the Closing, Seller and Purchaser shall cooperate (at Purchaser's expense) in any lawful and reasonable arrangement reasonably proposed by Purchaser under which Purchaser would obtain the economic claims, rights, and benefits under the asset, claim, or right with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing, or subleasing to Purchaser or Target of any and all rights of Seller against the other party to such third-party agreement arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by Seller of such rights. To the extent, and

only to the extent, Purchaser is able to receive the economic claims, rights, and benefits under such asset, Purchaser shall be responsible for the Assumed Liabilities, if any, arising under such asset.

ARTICLE II

The Closing

SECTION 2.01 Closing Date. The closing of the Acquisition (the "Closing") shall take place at the offices of Purchaser, on or before March 1, 2023, or at such other place, time, and date as shall be mutually agreed between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

SECTION 2.02 Transactions To Be Effected at the Closing. At the Closing:

(a) Prior to or simultaneously with the Closing, Seller will deliver to Purchaser such appropriately executed bills of sale, assignments, and other instruments of transfer relating to the transfer of the Acquired Assets to Purchaser, in form and substance reasonably satisfactory to Purchaser and its counsel; and

(b) Purchaser will deliver the Purchase Price to Seller, by wire transfer to a bank account designated in writing by Seller.

SECTION 2.03 Risk of Loss. Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence not covered by insurance payable to Purchaser shall be the sole responsibility of Seller.

SECTION 2.04 Closing Costs. Each party will be responsible for the cost of such party's legal, accounting, and other costs, other than as expressly set forth herein. Seller will be responsible for any and all liabilities, obligations, and expenses related to the Acquired Assets relating to a period prior to the Closing Date (other than any such items that constitute Assumed Liabilities), and Purchaser will be responsible for all such items relating to the period beginning on the Closing Date (other than any such items that constitute Excluded Liabilities). Purchaser will be responsible for all other closing costs.

ARTICLE III

Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser as of the date of this Agreement as follows:

SECTION 3.01 Organization, Standing, and Power. Seller is duly incorporated, validly existing and in good standing under the laws of Nevada and has full corporate power and authority to perform its obligations under this Agreement and the Ancillary Agreements.

SECTION 3.02 Authority Execution and Delivery: Enforceability. Seller has full power and authority to execute this Agreement and the Ancillary Agreements to which it is,

or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of each of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid, and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.03 [Intentionally omitted].

SECTION 3.04 No Conflicts: Consents. None of (a) The execution and delivery by Seller of this Agreement; (b) the execution and delivery by Seller of each Ancillary Agreement to which it is, or is specified to be, a party; (c) consummation of the Acquisition and the other transactions contemplated hereby and thereby, nor (d) compliance by Seller with the terms hereof and thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Acquired Assets under, any provision of (i) the certificate of incorporation or by-laws of Seller, (ii) any Contract to which Seller is a party or by which any of the Acquired Assets is bound or (iii) any judgment, order or decree ("Judgment") or statute, law, ordinance, rule or regulation ("Applicable Law") applicable to Seller or the Acquired Assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to a material adverse effect on (y) the Acquired Assets, or (z) the ability of Seller to consummate the Acquisition and the other transactions contemplated hereby (a "Seller Material Adverse Effect"). No consent, approval, license, permit, order, or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local, or foreign government or any court of competent jurisdiction, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to Seller in connection with the execution, delivery, and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than compliance with and filings under Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

SECTION 3.05 [Intentionally omitted].

SECTION 3.06 Acquired Assets. Seller has, and as of Closing, either Seller or Target will have, good and valid title to all the Acquired Assets, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, "Liens"), except (i) such as are set forth in Schedule 3.06 (all of which shall be discharged prior to the Closing), (ii) mechanics', carriers', workmen's, repairmen's, or other like Liens arising or incurred in the ordinary course of business (all of which, other than those

constituting Assumed Liabilities, shall be discharged prior to or immediately following the Closing), (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty (all of which, other than those constituting Assumed Liabilities) shall be paid prior to or immediately following the Closing); and (iv) other imperfections of title or encumbrances, if any, that individually or in the aggregate, do not materially impair, and could not reasonably be expected to impair, the continued use and operation of the Acquired Assets and do not require the payment of money by the owner of any such Acquired Asset (the Liens described in clauses (ii) and (iii) above are referred to collectively as "Permitted Liens").

SECTION 3.07 [Intentionally omitted].

SECTION 3.08 [Intentionally omitted].

SECTION 3.09 [Intentionally omitted].

SECTION 3.10 Condition of Acquired Assets. Other than as set forth on Schedule 3.10, Seller has no knowledge that the Acquired Assets are defective.

SECTION 3.11 Judgments. To Seller's knowledge, no judgment, order, injunction, decree, or ruling of any court or governmental authority exists by which Seller, or Seller's Activities are bound, or to which any of them are subject, which in any manner affects ownership or operation of the Acquired Assets.

SECTION 3.12 Investigation Materials. Seller has provided Purchaser with originals or copies of any and all repair records, warranties, and all other documents and materials in Seller's possession or control relating to the Acquired Assets. Other than as previously disclosed to Buyer in writing through these documents or other written disclosure, Seller has no knowledge of any material defects or flaws in the building, the equipment, or the other Acquired Assets.

SECTION 3.13 Prior Sales. In the twelve month period preceding the date of this Agreement, Seller has not engaged in sales of its surplus equipment.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller, as of the date of this Agreement, as follows:

SECTION 4.01 Organization. Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to perform its obligations under this Agreement and the Ancillary Agreements.

SECTION 4.02 Authority; Execution and Delivery; and Enforceability. Purchaser has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid, and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.03 No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of the Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse on the ability of Purchaser to consummate the Acquisition and the other transactions contemplated hereby (a "Purchaser Material Adverse Effect"). No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than compliance with and filings under Section 13(a) of the Exchange Act.

SECTION 4.04 Availability of Funds. Purchaser has cash available or has existing borrowing facilities that are sufficient to enable it to consummate the Acquisition.

ARTICLE V

Covenants

SECTION 5.01 Access to Information. Seller shall afford to Purchaser and its accountants, counsel, and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel, properties, books, contracts, and records of Seller related to the Acquired Assets (other than

the Excluded Assets), and during such period shall furnish promptly to Purchaser any information concerning the Acquired Assets as Purchaser may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Seller.

SECTION 5.02 Brokers or Finders. Each of Purchaser and Seller represent, as to itself and its affiliates, that no agent, broker, investment banker, or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

SECTION 5.03 Post-Closing Cooperation. (a) Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, and representatives to cooperate with each other, for a period of 180 days after the Closing to ensure the orderly transition of the Acquired Assets from Seller to Purchaser and to minimize any disruption that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, and representatives access, during normal business-hours, to such information and assistance relating to the Acquired Assets (to the extent within the control of such party) as is reasonably necessary.

(b) After the Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Acquired Assets (including, access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return. Purchaser shall retain the books and records of Seller included in the Acquired Assets for a period of seven years after the Closing.

(c) Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.03. Neither party shall be required by this Section 5.03 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

SECTION 5.04 Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Seller and Purchaser may make internal announcements to their respective employees that are consistent with the parties' prior public disclosures regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the other.

SECTION 5.05 Bulk Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

SECTION 5.06 Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (at the expense of the requesting party), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, including, in the case of Seller , executing and delivering to Purchaser such assignments, deeds, bills of sale, consents, and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.

SECTION 5.07 Purchase Price Allocation. On or prior to the Closing Date, Seller and Purchaser shall mutually agree on an allocation of the Purchase Price among the Acquired Assets according to the relative fair market values of such assets on the Closing Date. If Seller and Purchaser are unable to agree on such fair market values, Seller and Purchaser shall elect an independent appraisal firm to determine such values. The conclusions of such appraisal firm shall be conclusive and binding. The fees and expenses of such appraisal firm shall be shared equally by Seller and Purchaser.

ARTICLE VI

Conditions Precedent

SECTION 6.01 Conditions to Each Party's Obligation. The obligation of Purchaser to purchase and pay for the Acquired Assets and the obligation of Seller to sell the Acquired Assets to Purchaser is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a) No Injunctions or Restraints. No Applicable Law or Injunction enacted, entered, promulgated, enforced, or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

SECTION 6.02 Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase and pay for the Acquired Assets is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller in this Agreement and the Ancillary Agreements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect. Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(b) Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement

to be performed or complied with by Seller by the time of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(c) Absence of Proceedings. There shall not be pending or threatened any Proceeding, by any Governmental Entity or by any other person that has a reasonable likelihood of success, (i) challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Purchaser or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Purchaser and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Purchaser or any of its subsidiaries of any material portion of the business or assets of Purchaser or any of its subsidiaries, or to compel Purchaser or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of Purchaser or any of its subsidiaries, in each case as a result of the Acquisition or any of the other transactions contemplated by this Agreement, or (iii) seeking to impose limitations on ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Acquired Assets.

(d) Consents. Purchaser shall have received written consents from all third parties necessary or appropriate to effect the Acquisition, other than such consents the absence of which, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.

(e) Due Diligence. Purchaser shall have determined in its sole discretion that the Acquired Assets are suitable for Purchaser's intended purpose.

SECTION 6.03 Conditions to Obligation of Seller. The obligation of Seller to sell, assign, convey, and deliver the Acquired Assets is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser made in this Agreement and the Ancillary Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, could not reasonably be expected to have a Purchaser Material Adverse Effect. Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(c) Absence of Proceedings. There shall not be pending or threatened any Proceeding by any Governmental Entity or by any other person that has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the Acquisition or any other transaction

contemplated by this Agreement or the Ancillary Agreements or seeking to obtain from Seller or any of its subsidiaries in connection with the Acquisition any damages that are material in relation to Seller and its subsidiaries taken as whole.

SECTION 6.04 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur.

SECTION 6.05 Effect of Certain Waivers of Closing Conditions. If prior to the Closing any party (the "waiving party") has knowledge of any breach by any other party of any representation, warranty, or covenant contained in this Agreement or any Ancillary Agreement, and such other party acknowledges in writing that the effect of such breach is a failure of any condition to the waiving party's obligations set forth in this Article VI and the waiving party proceeds with the Closing, the waiving party shall be deemed to have waived such breach and the waiving party and its successors, assigns, and affiliates shall not be entitled to be indemnified pursuant to Article VIII, to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01 Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i) by mutual written consent of Seller and Purchaser;

(ii) by Seller if any of the conditions set forth in Sections 6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(iii) by Purchaser if any of the conditions set forth in Sections 6.01 or 6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

(iv) by Seller or Purchaser, if the Closing does not occur on or prior to March 31, 2023;

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants, or agreements contained in this Agreement.

(b) In the event of termination by Seller or Purchaser pursuant to this Section 7.01, written notice thereof shall forthwith be given to the other and the transactions

contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i) Purchaser shall return all documents and other material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller, and

(ii) all confidential information received by Purchaser with respect to the business of Seller shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 7.02 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 7.01, this Agreement shall become null and void and of no further force and effect. Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

SECTION 7.03 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE VIII

Indemnification

SECTION 8.01 Indemnification by Seller. (a) Seller shall indemnify Purchaser and its affiliates and each of their respective officers, directors, employees, stockholders, agents, and representatives against, and hold them harmless from, any loss, liability, claim, damage, or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), to the extent arising from:

(i) any breach as of the Closing Date of any representation or warranty of Seller that survives the Closing and is contained in this Agreement or in any Ancillary Agreement (it being agreed and acknowledged by the parties that for purposes of Purchaser's right to indemnification pursuant to this Section 8.01 the representations and warranties of Seller shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results or may result in a Seller Material Adverse Effect); provided, however, that the foregoing obligation of Seller to indemnify Purchaser for breaches of representations and warranties is conditioned upon closing under the Land Sale Agreement and if such closing does not occur, Seller will not have an obligation to indemnify Purchaser for any such breach (other than with respect to the representation contained in Section 3.06, as to which Seller's indemnification obligation will continue in full force and effect);

(ii) actions necessary (as determined in Purchaser's reasonable discretion) to protect the health and safety of Purchaser's employees, agents, invitees and guests related to environmental conditions at the Premises existing as of the Closing of the Land Sale Agreement, including without limitation any of the matters listed on Exhibit 8.01(a)(ii); provided, however, that the foregoing obligation of Seller to indemnify Purchaser for the matters listed on Exhibit 8.01(a)(ii) is conditioned upon closing under the Land Sale Agreement and if such closing does not occur, Seller will not have an obligation to indemnify Purchaser for any such matters;

(iii) any breach of any covenant of Seller that survives the Closing and contained in this Agreement or in any Ancillary Agreement requiring performance after the Closing Date;

(iv) any Excluded Liability; and

(v) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

(b) Seller shall not be required to indemnify any person, and shall not have any liability under clauses (i) (ii) and (iii) of Section 8.01(a) in excess of the Escrowed Funds (as defined in the Land Sale Agreement) shall be the sole source of funding for any such indemnification claim under this Agreement and the Land Sale Agreement), except that the limitation set forth in this Section 8.01(b) shall not apply to any claim for indemnification arising out of fraud or a breach of Section 3.01, 3.02, 3.04 and 3.06 (collectively, the "Fundamental Representations"). The maximum aggregate liability for indemnification claims payable by Seller with respect to a breach of the Fundamental Representations shall be the Purchase Price.

(c) Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, Purchaser acknowledges that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement and the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby, the Seller and its assets and liabilities (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) for damages it may have against Seller arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, any Applicable Law (including any relating to environmental matters), common law or otherwise (except pursuant to the indemnification provisions set forth in this Section 8.01).

SECTION 8.02 Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify Seller, its affiliates, and each of their respective officers, directors, employees, stockholders, agents, and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), for or on account of or arising from or in connection with or otherwise with respect to (i) any breach as of the Closing Date of any representation or warranty of Purchaser contained in this

Agreement or in any Ancillary Agreement, (ii) any breach of any covenant of Purchaser contained in this Agreement or in any Ancillary Agreement, (iii) any Assumed Liability or (iv) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Ancillary Agreement.

SECTION 8.03 Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

SECTION 8.04 Termination of Indemnification. The obligations to indemnify and hold harmless any party, (i) pursuant to Section 8.01(a)(i) or 8.02(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 8.06 and (ii) pursuant to the other clauses of Sections 8.01 and 8.02 shall survive the Closing indefinitely; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 8.05 to the party to be providing the indemnification.

SECTION 8.05 Procedures. (a) Third Party Claims. In order for a party (the "indemnified party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the indemnified party (a "Third Party Claim") such indemnified party must notify the indemnifying party in writing (and in reasonable detail) of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure and except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days' time after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

(b) Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the

indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party)), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction, or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

(c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 8.01 or 8.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Sections 8.04 and 8.06, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01 or 8.02, except to the extent that the indemnifying party demonstrates that it has been prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 10 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.01 or 8.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.01 or 8.02 and the indemnifying

party shall pay the amount of such liability to the indemnified party on demand or in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(d) Mitigation. Purchaser and Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability; provided, however, that such party shall not be required to make such efforts if they would be detrimental in any material respect to such party. In the event that Purchaser or Seller shall fall to make such commercially reasonably efforts to mitigate or resolve any claim or liability, then (unless the proviso to the foregoing sentence shall be applicable) notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if Purchaser or Seller, as the case may be, had made such efforts.

SECTION 8.06 Survival of Representations and Covenants.(a) The representations, warranties, covenants, and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing solely for purposes of this Article VIII as follows:

(i) the representations and warranties in Article III shall survive for eighteen (18) months following the Closing, except with respect to claims of fraud or intentional misrepresentation, which will survive for three (3) years following the date Purchaser either discovers or in the exercise of reasonable diligence, should have discovered, such fraud or intentional misrepresentations; and

(ii) the covenants in Article V shall survive for one (1) year following the Closing, unless another period of time is expressly provided in Article V.

SECTION 8.07 No Additional Representations. Purchaser acknowledges that it and its representatives have had a full opportunity to meet with the officers and employees of Seller to discuss the Acquired Assets. Purchaser acknowledges that (i) none of Seller or any other person has made any representation or warranty, expressed or implied, as to the Acquired Assets, or the accuracy or completeness of any information regarding the Acquired Assets furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement, the Ancillary Agreements or the Schedules, (ii) Purchaser has not relied on any representation or warranty from Seller or any other person in determining to enter into this Agreement, except as expressly set forth in this Agreement, the Ancillary Agreements and the Schedules and (iii) none of Seller or any other person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser's use of, any such information, including and any information, documents or material made available to Purchaser in any "data rooms", management presentations or in any other form in expectation of the transactions contemplated hereby. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Acquired Assets without any representation or warranty as to merchantability or fitness for any

particular purpose, in an "as is" condition and on a "where is" basis, except as otherwise expressly set forth in this Agreement and the Ancillary Agreements.

ARTICLE IX

General Provisions

SECTION 9.01 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or Seller (including by operation of law in connection with a merger or consolidation of Purchaser or Seller) without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 9.01 shall be void.

SECTION 9.02 No Third-Party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 9.03 Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

SECTION 9.04 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, email or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, upon written confirmation of receipt when so delivered by email, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) received, as follows:

(i) if to Purchaser, Attention: with a copy to:

American Battery Technology Company
100 Washington Street, Suite 100
Reno, Nevada 89503
Attention: Bret Meich, General Counsel
Email: bmeich@batterymetals.com

with a copy (which shall not constitute notice) to:

Fennemore Craig, P.C.
7800 Rancharrah Parkway
Reno, Nevada 89511
Attention: Craig Etem

Email: cetem@fennemorelaw.com

(ii) if to Seller ,

Comstock Inc.
117 American Flat Road
Virginia City, Nevada 89440
Attention: Corrado DeGasperis, Executive Chairman & CEO
Email: degasperis@comstockinc.com

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306
Attention: Clyde Tinnen
Email: ctinnen@foley.com

SECTION 9.05 Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section, or subsection of any Schedule shall, unless the context otherwise manifestly requires, be deemed set forth for all purposes of the Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b) For all purposes hereof:

"affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

"including" means including, without limitation.

"Person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity, or other entity.

"subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting

interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

SECTION 9.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. The reproduction of signatures by means of a photocopy or other electronic device (e.g., .PDF)shall be treated as though such reproductions are executed originals and each Party covenants and agrees to provide the other Party with a copy of this Agreement bearing original signatures upon request.

SECTION 9.07 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.

SECTION 9.08 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 9.09 Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of federal or state courts in Washoe County, Nevada, for the purposes of any suit, action, or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each of Purchaser and Seller further agrees that service of any process, summons, notice, or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Nevada with respect to any matters to which it has submitted to jurisdiction in this Section 9.09. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby federal or state courts in Washoe County, Nevada, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 9.11 Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

SECTION 9.12 Rescission Right. If (a) Purchaser is in compliance with its material obligations under the Land Sale Agreement, (b) Purchaser is ready, willing and able to consummate the transactions contemplated by the Land Sale Agreement and (c) Seller defaults in its obligation to cause conveyance of the Premises (as defined in the Land Sale Agreement) to Target (as defined in the Land Sale Agreement) or conveyance of 100% of the membership interest in Target to Purchaser as required by the Land Sale Agreement, then at Purchaser's option exercised by written notice to Seller, this Agreement will be rescinded, Seller will promptly cause the return of the Purchase Price to Purchaser and Purchaser will execute and deliver documents conveying the Acquired Assets to Seller, which documents will be effective upon return of the Purchase Price to Purchaser. Except as provided under this Section 9.12, upon the Closing, all transactions contemplated by this Agreement shall be final and nothing herein shall be construed to be predicated on, conditioned or contingent upon, the transactions contemplated by the Land Sale Agreement.

SECTION 9.13 Storage and Security of Acquired Assets. From the time of Closing under this Agreement until March 31, 2023, Seller will store the Acquired Assets at the Premises on a rent-free basis and will maintain the security of the Acquired Assets in substantially the same manner it has to date. If the closing under the Land Sale Agreement does not occur, Seller will continue to store the Acquired Assets until April 30, 2023, and will maintain the security thereof in substantially the same manner it has to date. Thereafter, Seller will have no such obligations. Prior to April 30, 2023, Purchaser shall cause all of the Acquired Assets to be safely disassembled, packed, loaded and shipped to a different location (at the cost of Purchaser and without causing any damage to the Premises), if the closing under the Land Sale Agreement has not occurred prior to that date. Purchaser shall be solely and exclusively responsible and liable for the repair of any damage to the Premises and the Acquired Assets that occurs as a result of the Acquired Assets being disassembled, packed, loaded and shipped to a different location.

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

LINICO CORPORATION

[signature]

Name: Corrado De Gasperis
Title: Executive Chairman and President

AMERICAN BATTERY TECHNOLOGY COMPANY

Ryan Melsert

Ryan Melsert (Mar 1, 2023 12:52 EST)

Name: Ryan Melsert

Title:

EXHIBIT 8.01(A)(II)

Office Additional thorough wipe-down and lead testing
Factory Wipe down all building steel columns, roof girts
HVAC - Office Additional thorough unit and duct wipe-down and lead testing
HVAC - Office Filter replacements after cleaning
HVAC – Factory Filter replacements
HVAC - Factory Interior wipe down of all HVAC units
HVAC – Factory Interior wash or wipe down of all ducting
Factory Drain and cleanout of all sumps and trenches
Factory Interior wash and wipe down of all electrical panels
Water Treatment Draining and removal of all tank materials
Water Treatment Interior scrape, scrub, and wash of all steel tanks
Water Treatment Inspection, cleaning and repair of lamella clarifier
Water Treatment Inspection, cleaning and repair of filter press
Exhaust - Factory Testing of all smoke exhaust fans and automated louvers
Exhaust - Factory Cleaning of all louvers (at height)
Factory Floor Epoxy coat remaining factory floor
Machine Shop Removal and replacement of all sheetrock and ceiling tiles
Office Replacement of all ceiling tiles
Exhaust - Outdoor Complete rigging removal of elevated baghouse system
HVAC – Factory Coil removal and cleaning
Exhaust - Factory Testing of all smoke exhaust fans and automated louvers
Factory Re-paint all building steel columns, roof girts
Factory Floor Digging out existing sumps
HVAC – Office Testing and balancing of office HVAC equipment
Exhaust - Outdoor Replacement of VOC abatement system with fan & ducting

SCHEDULES

SCHEDULE 1.02(a)
Acquired Assets

AREA 1 – FACILITY FLOOR	
Item A1-1	**Feldmeier 12K Tank**
	S/N 17N0495, including load cells
Item A1-2	**Feldmeier 12K Tank**

	S/N 17N0496, including load cells
Item A1-7	**Compressor Set #3 (wrapped)**
 LINICO  Nirvana Cycling Refrigerated Dryer Operator's Manual	R110I-A-126 460V Ingersoll Rand Air Compressor Nirvana Cycling Refrigerated Dryer
Item A1-11	**Cardboard balers**

	Qty 2 Wastequip Vertical Baler 6030 LB10857
AREA 2 – WATER TREATMENT AREA	
Item A2-12	**Evaporator**
	Qty 2 Veolia Evaled evaporators with associated equipment located on skid
Item A2-13	**Tank**

Waukesha Cherry-Burrell	Qty 1 Waukesha Cherry-Burrell tank
AREA 3 – SITE AND YARD EXTERIOR	
Item A3-3	**Tank**

	Qty 2 ~10k gal Fiberglass reinforced tanks
Item A3-7	**Chiller**
  	2 x carrier air cooled water chillers

SCHEDULE 1.02(b)

Excluded Assets

[None.]

SCHEDULE 3.06
Permitted Liens

[None.]

SCHEDULE 3.10
Condition of Acquired Assets

[None.]